EXHIBIT A-2

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           ALLIANT ENERGY CORPORATION


     1.   The name of the corporation is Alliant Energy Corporation.

     2. Article IV of the corporation's Restated Articles of Incorporation is hereby amended in its entirety to provide as follows:

          The corporation shall have authority to issue two hundred forty million (240,000,000) shares of common stock, $.01 par value.

     3. The foregoing amendment to Article IV of the corporation's Restated Articles of Incorporation was submitted to the corporation's shareowners by the Board of Directors of the corporation and was adopted by such shareowners on May 21, 2004, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

     4. Article VI of the corporation's Restated Articles of Incorporation is hereby amended in its entirety to provide as follows:

          The address of the registered office of the corporation is 4902 North Biltmore Lane, P. O. Box 77007, Madison,
          Wisconsin 53707-1007, and the name of the registered agent of the corporation at such address is F. J. Buri.

     5. The foregoing amendment to Article VI of the corporation's Restated Articles of Incorporation was adopted by the Board of Directors of the corporation on January 28, 2004, in accordance with Section 180.1002 of the Wisconsin Business Corporation Law.

          Executed on behalf of the corporation as of this 21st day of May, 2004.


                                         ------------------------------
                                         F. J. Buri
                                         Corporate Secretary

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     This instrument was drafted by, and should be returned to, John K. Wilson of the firm of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5306.